Exhibit 99.1

Sportsman’s Warehouse Holdings, Inc. Announces

Second Quarter 2024 Financial Results

Provides update to its full year 2024 guidance

WEST JORDAN, Utah, September 3, 2024--Sportsman's Warehouse Holdings, Inc. (“Sportsman's Warehouse” or the “Company”) (Nasdaq: SPWH) today announced financial results for the thirteen weeks ended August 3, 2024.

“We continued to make substantial progress on our initiatives to reset the business and improve our overall operations; however, we were disappointed that sales and margins came in below our expectations,” said Paul Stone, Chief Executive Officer and President. “While we were more aggressive with our promotional activities during the quarter, our core customer remains firmly under pressure due to the difficult macroenvironment and pullback in discretionary spending. We will continue to carefully manage the business and find ways to take non-customer facing costs out of the business. Although the current conditions are challenging, we are not slowing our progress to transform our business and get back our edge as the leading outdoor specialty retailer. We still have a lot of work ahead of us, but we remain confident that our strategic initiatives have us on the right path to turnaround this business.”

For the thirteen weeks ended August 3, 2024:

•
Net sales were $288.7 million, compared to $309.5 million in the second quarter of fiscal year 2023, a decrease of 6.7%. This net sales decrease was primarily due to lower demand across most product categories and a decline in store traffic resulting from the continued impact of consumer inflationary pressures on discretionary spending, partially offset by increased same store sales growth in our fishing department and the opening of six new stores since July 29, 2023.
•
Same store sales decreased 9.8% during the second quarter of fiscal year 2024, compared to the second quarter of fiscal year 2023, primarily as a result of the same factors noted above that impacted net sales.
•
Gross profit was $90.0 million, or 31.2% of net sales, compared to $100.8 million, or 32.6% of net sales, in the corresponding period of fiscal year 2023. This decrease as a percentage of net sales was primarily driven by increased costs associated with shrink, and from seasonal markdowns within our camping and apparel departments in an effort to end the season with clean inventory.
•
Selling, general, and administrative (SG&A) expenses were $94.3 million, or 32.7% of net sales, compared to $102.3 million, or 33.1% of net sales, in the second quarter of fiscal year 2023. These decreases were largely due to expense reduction efforts, primarily in payroll and increased operational efficiencies across the entire organization, and no new store pre-opening expenses in the second quarter of this year. On a per store basis, payroll and other operating expenses decreased approximately 17% and 3%, respectively, compared with the same period in fiscal year 2023.
•
Net loss was $(5.9) million, compared to a net loss of $(3.3) million in the second quarter of fiscal year 2023. Adjusted net loss was $(5.3) million compared to adjusted net loss of $(1.6) million in the second quarter of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $7.4 million, compared to $10.9 million in the corresponding prior-year period (see “GAAP and Non-GAAP Financial Measures”).
•
Diluted loss per share was $(0.16) compared to diluted loss per share of $(0.09) in the corresponding prior-year period. Adjusted diluted loss per share was $(0.14) compared to adjusted diluted loss per share of $(0.04) in the second quarter of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).

For the twenty-six weeks ended August 3, 2024:

•
Net sales were $533.0 million, a decrease of 7.6%, compared to the first six months of fiscal year 2023. This net sales decrease was primarily driven by lower demand across most product categories and a decline in store traffic due to the continued consumer inflationary pressures on discretionary spending, partially offset by the opening of six new stores since July 29, 2023 and increased same store sales in our fishing department.
•
Same store sales decreased 11.5% compared to the first six months of fiscal year 2023, primarily as a result of the same factors noted above that impacted net sales.
•
Gross profit was $163.8 million or 30.7% of net sales, compared to $180.9 million or 31.3% of net sales for the first six months of fiscal 2023. This decrease as a percentage of net sales was primarily due to a greater portion of our sales from promotional activities within our camping and apparel departments, and increased shrink.
•
SG&A expenses decreased to $188.8 million or 35.4% of net sales, compared with $201.3 million or 34.9% of net sales for the first six months of fiscal year 2023. This decrease of $12.6 million was primarily the result of lower payroll and no new store pre-opening expenses due to our ongoing cost reduction efforts and the decision not to open new stores in fiscal year 2024. These decreases were partially offset by increases in rent and depreciation primarily as a result of opening six new stores since July 29, 2023.
•
Net loss was $(24.0) million, compared to net loss of $(18.9) million in the prior year period. Adjusted net loss was $(23.1) million, compared to adjusted net loss of $(16.4) million in the first six months of fiscal year 2023 (see “GAAP and Non-GAAP Financial Measures”).
•
Adjusted EBITDA was $(1.3) million compared to $3.1 million in the prior year period (see “GAAP and Non-GAAP Financial Measures”).
•
Diluted loss per share was $(0.64), compared to diluted loss per share of $(0.50) in the first six months of fiscal year 2023. Adjusted diluted loss per share was $(0.61), compared to adjusted diluted loss per share of $(0.44) in the prior year period (see “GAAP and Non-GAAP Financial Measures”).

Balance sheet and capital allocation highlights as of August 3, 2024:

•
The Company ended the second quarter with net debt of $152.5 million, comprised of $131.1 million of borrowings outstanding under the Company’s revolving credit facility, $24.0 million of net borrowings outstanding under the Company’s term loan facility, and $2.6 million of cash and cash equivalents. Inventory at the end of the second quarter was $363.4 million, a decrease of $93.8 million, compared with the same period in fiscal year 2023.

•
Total liquidity was $99.9 million as of the end of the second quarter of fiscal year 2024, comprised of $97.3 million of availability on the revolving credit facility and the term loan facility and $2.6 million of cash and cash equivalents. As of the end of fiscal August, our credit facility availability increased by $30 million to approximately $127 million.

Fiscal Year 2024 Outlook:

Jeff White, Chief Financial Officer of Sportsman’s Warehouse, said, “During the second quarter we successfully obtained a $45 million term loan through a partnership with Pathlight Capital, of which we have drawn $25 million. This strengthens our balance sheet, allowing us to focus our efforts on a continued reset of the business, providing the flexibility to make strategic inventory purchases and targeted marketing campaigns to drive sales.”

“Our expense reduction and business efficiency efforts also continue to yield results, with operating expenses down versus the prior year,” continued White. “In the quarter, to stay market competitive, we offered a series of aggressive promotions and markdowns, including a push to end the summer outdoor season with clean inventory. This placed additional pressure on second quarter gross margins and we expect, given the current environment, to continue this level of promotional activities to stay competitive in the market. Given these factors we are taking a more cautious approach to the back half of the year and are updating our guidance to reflect the ongoing consumer pressure. We are confident in the health of our inventory and strength of our balance sheet and expect to generate positive free cash flow for the full year, which we intend to use to pay down our debt.”

The Company is adjusting its guidance for fiscal year 2024 and expects net sales to be in the range of $1.13 billion to $1.17 billion and adjusted EBITDA to be in the range of $20 million to $35 million. The low end of the adjusted EBITDA range still assumes positive free cash flow for the full year. The Company continues to expect capital expenditures for 2024 to be in the range of $20 million to $25 million, primarily consisting of technology investments relating to merchandising and store productivity. No new store openings for the remainder of fiscal 2024 are currently anticipated.

The Company has not reconciled expected adjusted EBITDA for fiscal year 2024 to GAAP net income because the Company does not provide guidance for net (loss) income and is not able to provide a reconciliation to net (loss) income without unreasonable effort. The Company is not able to estimate net (loss) income on a forward-looking basis without unreasonable efforts due to the variability and complexity with respect to the charges excluded from Adjusted EBITDA, including stock-based compensation expense.

Conference Call Information:

A conference call to discuss second quarter 2024 financial results is scheduled for September 3, 2024, at 5:00 PM Eastern Time. The conference call will be held via webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmans.com.

Non-GAAP Financial Measures

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”) and that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): adjusted net (loss) income, adjusted diluted (loss) earnings per share and adjusted EBITDA. The Company defines adjusted net (loss) income as net (loss) income plus expenses incurred relating to director and officer transition costs, costs related to the implementation of our cost reduction plan, a legal settlement and related fees and expenses, and fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems. Net (loss) income is the most comparable GAAP financial measure to adjusted net (loss) income.

The Company defines adjusted diluted (loss) earnings per share as adjusted net (loss) income divided by diluted weighted average shares outstanding. Diluted (loss) earnings per share is the most comparable GAAP financial measure to adjusted diluted (loss) earnings per share. The Company defines Adjusted EBITDA as net (loss) income plus interest expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation expense, director and officer transition costs, costs related to the implementation of our cost reduction plan, a legal settlement and related fees and expenses, and fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems. Net (loss) income is the most comparable GAAP financial measure to adjusted EBITDA. The Company has reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Financial Measures” in this release. As noted above, the Company has not provided a reconciliation of fiscal year 2024 guidance for Adjusted EBITDA, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors and are frequently used by analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted (loss) earnings per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Management uses this information as additional measurement tools for purposes of business decision-making, including evaluating store performance, developing budgets and managing expenditures. Other companies in the Company’s industry may calculate these items differently than the Company does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s management believes that these non-GAAP financial measures allow investors to evaluate the Company’s operating performance and compare its results of operations from period to period on a consistent basis by excluding items that management does not believe are indicative of the Company’s core operating performance. The presentation of such measures, which may include adjustments to exclude unusual or non-recurring items, should not be construed as an inference that the Company’s future results, cash flows or leverage will be unaffected by other unusual or non-recurring items.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include, but are not limited to, statements regarding our ability to manage business and remove non-customer facing costs out of the business; our ability to reset the business to provide the flexibility to make strategic inventory purchases and targeted marketing campaigns to drive sales; our expense reduction and business efficiency efforts yielding decreased operating expenses versus the prior year; our expectation to continue with competitive promotional activities; our ability to generate positive free cash flow for the full year; and our guidance for net sales and Adjusted EBITDA for fiscal year 2024. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and ability to conduct its business; the Company’s retail-based business model which is impacted by general economic and market conditions and economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States which makes the Company susceptible to adverse conditions in this region, and could affect the Company’s sales and cause the Company’s operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which we may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, including the Company’s plans to open additional stores in future periods, which may not be successful; the Company’s implementation of a plan to reduce expenses in response to adverse macroeconomic conditions, including an increased focus on financial discipline and rigor throughout the Company’s organization; impact of general macroeconomic conditions, such as labor shortages, inflation, rising interest rates, economic slowdowns, and recessions or market corrections; and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 3, 2024, which was filed with the SEC on April 4, 2024, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Investor Contact:

Riley Timmer

Vice President, Investor Relations

Sportsman’s Warehouse

(801) 304-2816

investors@sportsmans.com

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

For the Thirteen Weeks Ended

	August 3, 2024	% of net sales	July 29, 2023	% of net sales	YOY Variance
Net sales	$288,734	100.0%	$309,495	100.0%	$(20,761)
Cost of goods sold	198,716	68.8%	208,678	67.4%	(9,962)
Gross profit	90,018	31.2%	100,817	32.6%	(10,799)

Operating expenses:
Selling, general and administrative expenses	94,341	32.7%	102,334	33.1%	(7,993)
Loss from operations	(4,323)	(1.5%)	(1,517)	(0.5%)	(2,806)
Interest expense	3,183	1.1%	3,527	1.1%	(344)
Other losses	457	0.2%	-	0.0%	457
Loss before income taxes	(7,963)	(2.8%)	(5,044)	(1.6%)	(2,919)
Income tax benefit	(2,057)	(0.7%)	(1,756)	(0.6%)	(301)
Net loss	$(5,906)	(2.1%)	$(3,288)	(1.0%)	$(2,618)

Loss per share
Basic	$(0.16)		$(0.09)		$(0.07)
Diluted	$(0.16)		$(0.09)		$(0.07)

Weighted average shares outstanding
Basic	37,751		37,498		253
Diluted	37,751		37,498		253

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements of Operations (Unaudited)

(amounts in thousands, except per share data)

For the Twenty-Six Weeks Ended

	August 3, 2024	% of net sales	July 29, 2023	% of net sales	YOY Variance
Net sales	$532,974	100.0%	$577,024	100.0%	$(44,050)
Cost of goods sold	369,170	69.3%	396,163	68.7%	(26,993)
Gross profit	163,804	30.7%	180,861	31.3%	(17,057)

Operating expenses:
Selling, general and administrative expenses	188,754	35.4%	201,337	34.9%	(12,583)
Loss from operations	(24,950)	(4.7%)	(20,476)	(3.6%)	(4,474)
Interest expense	6,091	1.1%	5,574	1.0%	517
Other losses	457	0.1%	-	0.0%	457
Loss before income taxes	(31,498)	(5.9%)	(26,050)	(4.6%)	(5,448)
Income tax benefit	(7,526)	(1.4%)	(7,123)	(1.2%)	(403)
Net loss	$(23,972)	(4.5%)	$(18,927)	(3.4%)	$(5,045)

Loss per share
Basic	$(0.64)		$(0.50)		$(0.14)
Diluted	$(0.64)		$(0.50)		$(0.14)

Weighted average shares outstanding
Basic	37,659		37,546		113
Diluted	37,659		37,546		113

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(amounts in thousands, except par value data)

	August 3,	February 3,
	2024	2024
Assets
Current assets:
Cash and cash equivalents	$2,560	$3,141
Accounts receivable, net	2,297	2,119
Income tax receivable	22	—
Merchandise inventories	363,435	354,710
Prepaid expenses and other	17,007	20,078
Total current assets	385,321	380,048
Operating lease right of use asset	325,063	309,377
Property and equipment, net	181,689	194,452
Goodwill	1,496	1,496
Deferred tax asset	8,038	505
Definite lived intangibles, net	297	327
Total assets	$901,904	$886,205

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$55,250	$56,122
Accrued expenses	80,382	83,665
Income taxes payable	—	126
Operating lease liability, current	49,129	48,693
Revolving line of credit	131,054	126,043
Total current liabilities	315,815	314,649
Long-term liabilities:
Term loan, net	24,032	—
Operating lease liability, noncurrent	319,022	307,000
Total long-term liabilities	343,054	307,000
Total liabilities	658,869	621,649

Commitments and contingencies
Stockholders' equity:
Preferred stock, $.01 par value; 20,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $.01 par value; 100,000 shares authorized; 37,848 and 37,529 shares issued and outstanding, respectively	378	375
Additional paid-in capital	84,246	81,798
Accumulated earnings	158,411	182,383
Total stockholders' equity	243,035	264,556
Total liabilities and stockholders' equity	$901,904	$886,205

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Condensed Consolidated Statements Cash Flows (Unaudited)

(amounts in thousands)

	Twenty-Six Weeks Ended
	August 3,	July 29,
	2024	2023
Cash flows from operating activities:
Net loss	$(23,972)	$(18,927)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation of property and equipment	20,522	17,719
Amortization of discount on debt and deferred financing fees	80	76
Amortization of definite lived intangible	30	30
Loss on asset dispositions	473	—
Noncash lease expense	(3,027)	12,615
Deferred income taxes	(7,533)	(2,393)
Stock-based compensation	2,391	2,376
Change in operating assets and liabilities, net of amounts acquired:
Accounts receivable, net	(176)	(720)
Operating lease liabilities	(200)	(5,330)
Merchandise inventories	(8,725)	(58,032)
Prepaid expenses and other	2,995	(4,368)
Accounts payable	(1,367)	11,832
Accrued expenses	2,525	(7,028)
Income taxes payable and receivable	(148)	(6,178)
Net cash used in operating activities	(16,132)	(58,328)
Cash flows from investing activities:
Purchase of property and equipment, net of amounts acquired	(7,686)	(51,971)
Proceeds from sale of property and equipment	55	—
Net cash used in investing activities	(7,631)	(51,971)
Cash flows from financing activities:
Net borrowings on line of credit	5,011	115,556
Borrowings on term loan	25,000	—
Decrease in book overdraft	(5,917)	(904)
Proceeds from issuance of common stock per employee stock purchase plan	208	456
Payments to acquire treasury stock	—	(2,748)
Payment of withholdings on restricted stock units	(148)	(1,557)
Payment of deferred financing costs and discount on term loan	(972)	—
Net cash provided by financing activities	23,182	110,803
Net change in cash and cash equivalents	(581)	504
Cash and cash equivalents at beginning of period	3,141	2,389
Cash and cash equivalents at end of period	$2,560	$2,893

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliations of (i) GAAP net loss to adjusted net loss and (ii) GAAP diluted loss per share to adjusted diluted loss per share:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Numerator:
Net loss	$(5,906)	$(3,288)	$(23,972)	$(18,927)
Director and officer transition costs (1)	106	773	430	1,887
Cancelled contract (2)	706	-	706	-
Cost reduction plan (3)	-	865	-	865
Legal settlement (4)	-	687	-	687
Less tax benefit	(210)	(605)	(271)	(894)
Adjusted net loss	$(5,304)	$(1,568)	$(23,107)	$(16,382)

Denominator:
Diluted weighted average shares outstanding	37,751	37,498	37,659	37,546

Reconciliation of loss per share:
Diluted loss per share:	$(0.16)	$(0.09)	$(0.64)	$(0.50)
Impact of adjustments to numerator and denominator	0.02	0.05	0.03	0.06
Adjusted diluted loss per share:	$(0.14)	$(0.04)	$(0.61)	$(0.44)

(1) Expenses incurred relating to the departure of directors and officers and the recruitment of directors and key members of our senior management team.
(2) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(3) Severance expenses paid as part of our cost reduction plan implemented during the 13 weeks ended July 29, 2023.
(4) Represents a legal settlement and related fees and expenses.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

GAAP and Non-GAAP Financial Measures (Unaudited)

(amounts in thousands, except per share data)

The following table presents the reconciliation of GAAP net loss to adjusted EBITDA for the periods presented:

	For the Thirteen Weeks Ended		For the Twenty-Six Weeks Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net loss (1)	$(5,906)	$(3,288)	$(23,972)	$(18,927)
Interest expense	3,183	3,527	6,091	5,574
Income tax benefit	(2,057)	(1,756)	(7,526)	(7,123)
Depreciation and amortization	10,160	8,967	20,552	17,749
Stock-based compensation expense (2)	1,217	1,126	2,391	2,376
Director and officer transition costs (3)	106	773	430	1,887
Cancelled contract (4)	706	-	706	-
Cost reduction plan (5)	-	865	-	865
Legal settlement (6)	-	687	-	687
Adjusted EBITDA	$7,409	$10,901	$(1,328)	$3,088

(1) Beginning with the three months ended October 28, 2023, we no longer add back new store pre-opening expenses to our net (loss) income to determine Adjusted EBITDA. The presentation of past periods has been conformed to the current presentation. For the 13 and 26 weeks ended July 30, 2023 we had $2.2 million and $4.4 million in new store pre-opening expenses.

(2) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our equity incentive plan and employee stock purchase plan.
(3) Expenses incurred relating to the departure of directors and officers and the recruitment of directors and key members of our senior management team.
(4) Represents fees and expenses related to a settlement in the cancellation of a contract related to our information technology systems.
(5) Severance expenses paid as part of our cost reduction plan implemented during the 13 weeks ended July 29, 2023.
(6) Represents a legal settlement and related fees and expenses.